Exhibit 99.1

ViewRay® Appoints Dr. Henry A. McKinnell, Jr. to its Board of Directors

Former Pfizer Chairman and CEO Brings Extensive Experience in Life Sciences and Public Companies

CLEVELAND, April 12, 2016 — ViewRay, Inc. (Nasdaq: VRAY) announced today the appointment of Henry A. McKinnell, Jr., Ph.D., former Chairman and Chief Executive Officer of Pfizer Inc., to the company’s Board of Directors.

“We are delighted to welcome Hank McKinnell to the ViewRay Board of Directors,” said Chris A. Raanes, President and Chief Executive Officer of ViewRay. “Hank’s vast experience in medical innovation, in running a business, and in working with governments and other key stakeholders will be invaluable as we take ViewRay to the next level.”

“I am pleased to join ViewRay’s Board of Directors” said Dr. McKinnell. “ViewRay’s innovative technology brings unprecedented visibility to radiation therapy, and can help countless cancer patients around the world.”

Dr. McKinnell retired as Chairman and CEO of Pfizer Inc. in 2006. His 35 years with the company included the positions of President of Pfizer Asia, President of Pfizer’s medical devices group, President of Pfizer Pharmaceuticals Group, and Chief Financial Officer.

Dr. McKinnell currently serves as the Chairman of the Board of Moody’s Corporation and Chairman of the Board of the Accordia Global Health Foundation. His previous directorships include ExxonMobil Corporation, John Wiley & Sons, Optimer Pharmaceuticals, Inc., Emmaus Life Sciences, Inc., and Angiotech Pharmaceuticals, Inc.

Previously, Dr McKinnell chaired the Business Roundtable, an association of Chief Executive Officers leading U.S. companies with $7 trillion in annual revenues, the Health Industry Manufacturers Association (now known as AdvaMed), the Pharmaceutical Research and Manufacturers of America, the Food and Drug Law Institute, Stanford University Graduate School of Business Advisory Council, and the Connecticut Science Center. Dr. McKinnell also served as Vice Chairman of the World Economic Forum.

Dr. McKinnell has received numerous awards, including the Grand Cordon of the Order of the Rising Sun, Japan’s highest award other than to members of the Imperial Family and heads of state.

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY), designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian integrates MRI technology, radiation delivery and proprietary software to locate, target and track the position and shape of soft-tissue tumors during radiation. ViewRay believes this combination of enhanced visualization and accuracy will significantly improve outcomes for patients.

ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Contact:

Michael Saracen

Senior Director, Marketing

ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com

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